Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Forward Pharma A/S for the registration of the outstanding ordinary shares represented by American Depositary Shares and to the incorporation by reference therein of our report dated April 14, 2021, with respect to the consolidated financial statements of Forward Pharma A/S included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

December 13, 2021